NEWS RELEASE

October 27, 2008

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Reports Third-Quarter Earnings

(Poughkeepsie, NY) Third-quarter earnings for CH Energy Group, Inc. (NYSE:CHG) totaled 18 cents per share in 2008, down from the 27 cents per share earned during the third quarter of 2007. Year-to-date earnings stand at $1.51 per share, as compared to $1.98 posted during the first nine months of 2007.

“Our results for the third quarter reflect a continuation of recent trends. Customers continue to actively manage their energy use. In addition, the weakening economy and high commodity costs have affected the ability of some of our customers to pay their bills on a timely basis," stated Steven V. Lant, Chairman of the Board, President and C.E.O

“Assuming normal weather for the remainder of the year, we continue to believe that our forecast for 2008 earnings is achievable. It must be noted, however, that if economic conditions deteriorate significantly, our earnings could be further impacted.”

Lant said that despite reduced earnings, CH Energy Group is positioning itself for the long term by assuring its financial flexibility and its ability to provide quality service amidst a challenging external environment, and added that the Company is successfully managing its operations to solidify the core strength of its business units. “We’re working in the best interests of shareholders and customers to make certain that we weather this economic crisis, and create long-term value,” he said.

The Poughkeepsie-based energy holding company continues to project its consolidated 2008 annual earnings will total between $2.02 and $2.27. The individual business unit projections remain as follows: $1.65 to $1.75 from regulated utility Central Hudson Gas & Electric Corporation; 10 – 20 cents per share from Griffith fuel distribution; and 27 – 32 cents per share from holding company CH Energy Group, Inc., partnerships and other investments. These projections reflect an estimated 20 cents of unfavorable weather impact. The Central Hudson projection is also depressed by 56 cents due to the high sales level that was used to set current delivery rates.  “This forecasted sales level far exceeds actual sales, which are lower due to reduced customer usage and a weakening economy,” explained Lant.

Third-quarter and year-to-date 2008 earnings by business segment were as follows:

Central Hudson Gas & Electric Corporation

Electric and natural gas utility Central Hudson's contribution to quarterly earnings was 37 cents, unchanged from the third quarter of 2007. The impact of higher uncollectible accounts was offset by a delivery rate increase that was phased in at the beginning of the quarter and a slight increase in sales to new customers. Year to date, the utility has earned $1.35, compared to $1.52 posted for the first three quarters of 2007. Higher storm restoration expenses, taxes, and depreciation contributed to the reduced year-to-date results. A request to increase delivery rates was filed July 31, 2008, and is under review by the New York State Public Service Commission.

“It must be noted that higher reserves for uncollectible accounts have reduced this quarter’s earnings by 4 cents per share, and by 13 cents per share so far this year,” said Lant. “We have experienced an approximately 50-percent increase in the dollar amount of accounts that have become past due compared to 2006. We will continue to evaluate all options as to how to sensitively manage this matter.”

Griffith Energy Services

An increase in uncollectible accounts also depressed results at the Griffith heating fuel delivery business, which posted a 28-cent loss per share during the third quarter of 2008, versus a 21-cent loss during the same three months of 2007. While a third-quarter loss is anticipated due to the seasonal nature of Griffith’s fuel oil delivery business, a 6-cent impact from higher uncollectible accounts at Griffith was the single largest factor that drove down results during the quarter.

Earnings during the first nine months totaled a loss of 8 cents, down from the 11 cents earned during the first three quarters of 2007, driven largely by 9 cents of uncollectible accounts, 9 cents of unfavorable weather and an estimated 7 cents of customer conservation. “We have not revised our guidance on Griffith, and expect this business unit to produce earnings of between 10 and 20 cents per share by the end of the year, as its fundamental operations remain solid. The expected range of earnings could be lower if economic conditions deteriorate significantly or if the weather is warmer than normal,” Lant reiterated. He added that no acquisitions have been made recently, and that the Company is “analyzing the overall profitability of the segment in light of the recent price environment and economic conditions.”

Other Businesses

Holding company CH Energy Group, Inc. and the partnerships and other investments of Central Hudson Enterprises Corporation (CHEC) posted 9 cents toward quarterly results, 2 cents lower than the 11 cents earned during the same period one year ago, resulting from reduced interest and investment income. Year-to-date earnings for these units total 24 cents, as compared to the 35 cents posted during the first nine months of 2007. Lower returns on the Company’s investment in the Cornhusker ethanol plant (due to reduced margins) and lower interest and investment income at the holding company are the primary drivers of the lower earnings, year to date.

About CH Energy Group, Inc.

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 114,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and is currently developing plans to build a landfill-gas energy facility in Auburn, NY.

# # #

Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, Oct. 27, 2008 . Dial-in: 1-888-400-7916 ; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation. A digitized replay of the call will be available from 4:30 p.m. (ET) on Oct. 27, 2008, until 11:59 p.m. (ET) on Nov. 2, 2008, by dialing 1-800-475-6701 and entering access code 965083. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com.

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section   21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

	(unaudited)		(unaudited)
Consolidated CH Energy Group	3 Months Ended September 30,		9 Months Ended September 30,
	2008	2007	2008	2007

Central Hudson - Electric	$0.49	$0.48	$1.11	$1.21
Central Hudson - Natural Gas	$(0.12)	$(0.11)	$0.24	$0.31

Griffith	$(0.28)	$(0.21)	$(0.08)	$0.11

Other Businesses and Investments	$0.09	$0.11	$0.24	$0.35

Earnings per Share (basic)	$0.18	$0.27	$1.51	$1.98

Earnings per Share (diluted)	$0.18	$0.27	$1.51	$1.97

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	September 30, 2008[1]	December 31, 2007[2]
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,219,531	$1,169,800
Less: Accumulated depreciation	368,065	354,353

	851,466	815,447
Construction work in progress	80,302	75,866

Net Utility Plant	931,768	891,313

OTHER PROPERTY AND PLANT - NET	32,607	31,236

CURRENT ASSETS
Cash and cash equivalents	11,325	11,313
Short-term investments - available-for-sale securities	—	3,545
Accounts receivable - net	119,338	139,107
Fuel, materials and supplies	47,794	33,321
Fair value of derivative instruments	28	1,218
Regulatory assets	52,179	35,012
Special deposits and prepayments	23,904	28,108
Accumulated deferred income tax	7,077	7,378
Other	14,941	18,590

	276,586	277,592

DEFERRED CHARGES AND OTHER ASSETS	301,876	294,607

TOTAL	$1,542,837	$1,494,748

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity [3]	$520,869	$523,148
Cumulative Preferred Stock:
Not subject to mandatory redemption	21,027	21,027
Long-term debt	383,893	403,892

	925,789	948,067

CURRENT LIABILITIES
Current maturities of long-term debt	20,000	—
Notes payable	51,500	42,500
Accounts payable	54,596	44,880
Accrued interest	4,288	6,127
Dividends payable	8,765	8,760
Customer advances and deposits	34,035	31,171
Regulatory liabilities	3,922	9,392
Fair value of derivative instruments	14,080	1,235
Accrued income taxes	409	834
Other	53,436	34,600

	245,031	179,499

DEFERRED CREDITS AND OTHER LIABILITIES	210,283	218,469

MINORITY INTEREST	1,474	1,345

ACCUMULATED DEFERRED INCOME TAX	160,260	147,368

TOTAL	$1,542,837	$1,494,748

[1]	Unaudited.

[2]	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.

[3]	Shares outstanding at September 30, 2008 = 15,783,083.
Shares outstanding at December 31, 2007 = 15,762,000.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited) 3 Months Ended September 30,			(Unaudited) 9 Months Ended September 30,
	2008	2007		2008	2007
	(Thousands of Dollars)
Operating Revenues
Electric	$179,001	$167,949		$468,659	$470,069
Natural gas	21,773	21,622		142,267	126,055
Competitive business subsidiaries	100,013	70,545		413,306	278,354
Total Operating Revenues	300,787	260,116		1,024,232	874,478

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	116,900	107,706		291,675	298,974
Purchased natural gas	13,405	13,579		98,008	84,841
Purchased petroleum	82,002	54,247		334,982	209,625
Other expenses of operation - regulated activities	39,247	38,589		123,414	115,747
Other expenses of operation - comp. bus. Subs	20,508	17,409		65,716	53,958

Depreciation and amortization	9,713	8,956		28,722	27,086
Taxes, other than income tax	9,634	8,990		28,425	26,137
Total Operating Expenses	291,409	249,476		970,942	816,368

Operating Income	9,378	10,640		53,290	58,110

Other Income and Deductions
Income from unconsolidated affiliates	123	171		459	1,715
Interest on regulatory assets and investment income	1,339	1,685		4,404	6,079
Other - net	(41)	—		(159)	(1,018)
Total Other Income	1,421	1,856		4,704	6,776

Interest Charges
Interest on long term debt	4,926	4,616		15,064	13,603
Interest on regulatory liabilities and other interest	1,485	1,340		4,116	3,212
Total Interest Charges	6,411	5,956		19,180	16,815

Income before income taxes and preferred dividends of subsidiary, and minority interests	4,388	6,540		38,814	48,071

Income taxes	1,193	1,885		14,102	16,141

Minority Interest	68	84		129	(13)

Income before preferred dividends of subsidiary	3,127	4,571		24,583	31,943

Cumulative preferred stock dividends of subsidiary	242	242		727	727

Net Income	2,885	4,329		23,856	31,216
Dividends Declared on Common Stock	8,523	—	*	25,564	17,023	*

Amount Retained in the Business	($ 5,638)	$4,329		($ 1,708)	$14,193

Average number of common stock shares outstanding
Basic	15,771	15,762		15,767	15,762
Diluted	15,819	15,785		15,815	15,786

Earnings per share -Basic:	$0.18	$0.27		$1.51	$1.98
Earnings per share -Diluted:	$0.18	$0.27		$1.51	$1.97

Dividends Declared Per Share	$0.54	$0.00	*	$1.62	$1.08	*

*	Does not reflect dividend of $8,511 ($0.54 per share) declared on October 2, 2007.